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                                                                    Exhibit 10.3


                      [Excel Legacy Corporation Letterhead]


The Board of Directors
Price Enterprises, Inc.
4649 Morena Blvd.
San Diego, CA 92117
                                                                    June 2, 1999
Gentlemen:

               We understand you are meeting to consider the action of Price Enterprises, Inc. ("PEI") in response to the Agreement of May 12, 1999 between Excel Legacy Corporation ("Legacy") and Sol Price, as trustee, and certain other shareholders of PEI. In that connection, Legacy has asked you to exempt Legacy from the Ownership Limit and the 9.8% limit (the "Exemption") set forth in Paragraph (b)(1)b. of Article TENTH of PEI's Articles of Incorporation ("Charter") and in PEI's Articles Supplementary. Paragraph (i) of Article TENTH permits PEI's Board of Directors to grant such an Exemption if it obtains satisfactory assurances from Legacy, in order to preserve the status of PEI as a Real Estate Investment Trust ("REIT") for federal income taxes.

               In order to provide the basis for the requested Exemption, and in consideration for your granting it, this will confirm to you Legacy's commitment that, so long as there are outstanding Capital Shares (as defined in the Charter) of PEI, (1) Legacy will not own, Beneficially or Constructively (both as defined in the Charter), Capital Shares of PEI to the extent that such Beneficial or Constructive Ownership of Capital Shares of PEI would result in PEI being "closely-held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or would result in PEI otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in PEI owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by PEI (either directly or indirectly through one or more partnerships or other entities) from such tenant would cause PEI to fail to satisfy any of the gross income requirements of
Section 856(c) of the Code), (2) on behalf of PEI, Legacy will obtain from certain of Legacy's shareholders (as determined by Legacy) such representations and undertakings as are reasonably necessary to ascertain that ownership of Legacy capital stock will not (a) result in PEI being "closely-held" within the meaning of Section 856(h) of the Code or (b) result in PEI otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in PEI owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by PEI (either directly or directly through one or more partnerships or other entities) from such tenant would cause PEI to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), and
(3) in the event Legacy breaches any of the representations or undertakings given by Legacy in clause (1) of this paragraph, then, as the sole and exclusive remedy for such breach, the Exemption shall be void ab initio and will result in such Capital Shares of PEI (or a portion thereof) being (i) automatically transferred to a trust for the benefit of a charitable beneficiary (as set forth in the Charter), or (ii) under certain circumstances, being automatically redeemed by PEI (as set forth in the Charter).


                                               Very truly yours,

                                               /s/ Richard B. Muir
                                               Richard B. Muir
                                               Executive Vice President